Exhibit 10.2

JEFFERIES FINANCIAL GROUP INC.
JEFFERIES FINANCE LLC
SUMITOMO MITSUI FINANCIAL GROUP, INC.
SUMITOMO MITSUI BANKING CORPORATION
SMBC NIKKO SECURITIES INC.
SMBC NIKKO SECURITIES AMERICA, INC.

Memorandum of Understanding in Relation to
Strategic Alliance

This memorandum of understanding (as amended from time to time, and together with such guidelines and other arrangements expressly made a part hereof, this “MOU”) in relation to our strategic alliance (the “Alliance”) is made, and the actions and transactions contemplated hereby shall take effect, on April 27, 2023 (the “Effective Date”).

BY AND AMONG

(1)
Jefferies Financial Group Inc., a company incorporated in New York, USA and having its registered office at 520 Madison Avenue, New York, NY 10022, USA, and its present and future affiliates and subsidiaries that are partner to the Alliance (collectively, “Jefferies”);

(2)
Jefferies Finance LLC, a limited liability company organized in Delaware, USA and having its registered office at 520 Madison Avenue, New York, NY 10022, USA, and its present and future affiliates and subsidiaries that are partner to the Alliance (collectively, “JFIN”);

(3)
Sumitomo Mitsui Financial Group, Inc., a financial holding company incorporated in Japan and having its registered office at 1-2 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-1005, Japan, and its present and future affiliates and subsidiaries that are partner to the Alliance (collectively, “SMFG”);

(4)
Sumitomo Mitsui Banking Corporation, a joint stock company incorporated in Japan and having its registered office at 1-2 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-1005, Japan, and its present and future affiliates and subsidiaries that are partner to the Alliance (collectively, “SMBC”);

(5)
SMBC Nikko Securities Inc., a joint stock company incorporated in Japan and having its registered office at 3-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8325, Japan, and its present and future affiliates and subsidiaries that are partner to the Alliance (collectively, “SMBC-Nikko”); and

(6)
SMBC Nikko Securities America, Inc., a company incorporated in Delaware, USA and having its registered office at 277 Park Avenue, Fifth Floor, New York, NY 10172, USA, and its present and future affiliates and subsidiaries that are partner to the Alliance (collectively, “SMBC-Nikko America”).

“SMBC Group” shall refer to, collectively, SMBC, SMFG, SMBC-Nikko and SMBC-Nikko America. The parties hereto shall be collectively referred to as the “Parties” and each, a “Party”;

provided that, as the context requires and unless expressly stated otherwise, where a reference to a Party is used as a reference to (a) SMBC, including references to “SMBC,” “SMBC Group,” “a Party” or “the other Party”, that reference shall be interpreted as referring to SMBC Group, and (b) Jefferies, including references to “Jefferies,” “a Party” or “the other Party”, that reference shall be interpreted as referring to Jefferies and JFIN, collectively.

WHEREAS

The Parties (other than SMBC-Nikko America) have previously entered into the legally binding Memorandum of Understanding, dated July 13, 2021, by and among the Parties (other than SMBC-Nikko America) (the “2021 MOU”).

The Parties have agreed to enter into this legally binding MOU.

1.	Description:

1.1
The purpose of the Alliance is to collaborate, expand market presence and increase the incremental business and revenue generating opportunities of the Parties by (a) leveraging SMBC Group’s client base, balance sheet and debt capital markets capabilities and Jefferies’ investment banking capabilities, including mergers and acquisitions advisory and its equity franchise, (b) referring business and certain clients to the appropriate Parties (and for the appropriate Parties to provide services to such clients), and (c) collaborating on certain marketing and outreach initiatives to certain new and existing clients, including (i) Jefferies using reasonable best efforts to offer services to certain of SMBC Group’s clients on an ongoing basis and (ii) collaborating to create and utilize marketing materials reflecting the Parties’ separate names and logos (i.e., co-branding) side-by-side, with appropriate disclaimers.

1.2
The Parties hereby agree to participate in the Alliance in accordance with the high-level terms of this MOU, including:  (a) certain collaboration, joint marketing and joint coverage obligations (“Joint Coverage”) with respect to certain new and existing clients (the “Joint Coverage Clients”); (b) certain collaboration and joint marketing efforts between certain SMBC Group entities and Jefferies with respect to Jefferies conducting its U.S. mergers and acquisitions advisory business (the “M&A Collaboration”); (c) certain collaboration and joint marketing efforts between certain SMBC Group entities and Jefferies with respect to Jefferies conducting its U.S. Equity Capital Markets business, U.S. Equity Sales and Trading business and U.S. Equity Research business (the “Equity Business Collaboration”); (d) certain collaboration and joint marketing efforts between certain SMBC Group entities and Jefferies with respect to certain SMBC Group entities conducting their public U.S. investment grade debt capital markets financing business (the “DCM Collaboration”); and (e) certain revenue sharing obligations with respect to the Alliance (the “Fee Allocation”). The Parties will use reasonable best efforts to leverage their respective client relationships and origination, execution, and distribution capabilities in connection with participation in the Alliance.

1.3	The Parties hereby agree to participate in certain ongoing collaborations originally agreed to in the 2021 MOU, which such collaborations are to be further reflected in an implementation plan to be agreed among the Parties: (i) certain global investment banking services for global mergers and acquisitions, investment banking and restructuring advisory services (continued from the 2021 MOU, the “Global M&A Collaboration”) and (ii) certain collaborations and joint marketing efforts between certain SMBC Group and Jefferies with respect to certain United States investment and commercial banking transactions (continued from the 2021 MOU, the “Sub-IG Collaboration”). The Parties will use reasonable best efforts to leverage their respective client relationships and origination, execution, and distribution capabilities in connection with these ongoing collaborations. The Parties shall discuss and agree regarding the continuation, or replacement by the terms of this MOU, of those certain ongoing collaborations for the healthcare industry under the 2021 MOU, including as set forth in the Healthcare Term Sheets dated July 13, 2021 and July 19, 2022 under the 2021 MOU (together, the “Healthcare Term Sheets”).

1.4
When engaging in the mandates, collaborations and transactions contemplated under this MOU, the Parties shall (a) enter into the mandates, collaborations and transactions through one or more of their appropriately licensed affiliates, (b) comply with all applicable legal, regulatory and administrative laws, statutes, ordinances, acts, codes, directives, determinations, rules, regulations and orders, enacted, issued or promulgated by any governmental or regulatory authority or body applicable to such Party or its property (“Laws”), and (c) comply with all contractual, fiduciary and other obligations and duties owed to existing and new clients.

1.5	The Parties will discuss and negotiate in good faith any matters arising from this MOU.

2.	Terms of MOU:

2.1
Any Party (in its sole discretion) may decline to participate in any mandate, collaboration or transaction for any reason (including (a) conflicts of interest, (b) legal limitations and restrictions arising under Law, (c) reputational issues or (d) limitations or restrictions arising under contractual, fiduciary and other obligations and duties owed to existing and new clients).

2.2
Any mandate, collaboration or transaction contemplated by this MOU will be subject to compliance with Laws, including Laws applicable to compensation-sharing restrictions, restrictions on a Party soliciting business in certain jurisdictions, data-protection regulation, broker-dealer regulation and conflicts management. Each Party shall be responsible for its own compliance with any “know your customer,” anti-money laundering, anti-corruption, sanctions and anti-terrorist financing and other applicable regulatory requirements in respect of any clients referred to such Party or who such Party provides services to pursuant to this MOU, including Joint Coverage Clients.

2.3
For any jurisdictions or clients where a Party or one of its affiliates becomes restricted or limited by Law or any contractual or fiduciary obligation to such client from performing any activity, assignment or transaction (including with respect to soliciting business and sharing commissions or fees) contemplated by this MOU, performance of such activity, assignment or transaction shall, without any further action of any Party, cease to be activities, assignments and transactions with respect to which the Parties will cooperate under this MOU for the duration of time that such Party is so restricted or limited.

2.4
The Parties agree that, notwithstanding this MOU, it is important (a) for legal, regulatory and other purposes that each Party maintains its distinct corporate personality and (b) that, except as expressly set forth herein or as may be otherwise expressly agreed from time to time, there shall not be any coordination or joint operation of each Party’s respective businesses, or an appearance of such coordination or joint operation. Nothing contained in this MOU shall give any Party (or any of its affiliates), directly or indirectly, the right to control or direct the business, conduct or operations of any other Party (or its affiliates). Each Party shall exercise, subject to the terms and conditions of this MOU, complete control and supervision over its and its subsidiaries’ respective business, conduct and operations, as applicable. Nothing in this Clause 2.4 shall in any way restrict or limit the appointment or activities of any SMBC Designee (as defined in that certain Exchange Agreement, dated as of the date hereof, by and between Jefferies and SMBC), if any.

3.	Governance:

3.1	Governance Committee.

3.1.1
The Governance Committee shall (a) be compromised of the MOU Point Persons (specified below) (the “Governance Committee”) and (b) hold meetings (which may be held in person or by remote means, including telephonic or video conferencing) on at least a quarterly basis in order to help facilitate and maximize the goals of the Parties under this MOU, including overseeing any committee contemplated by this MOU. For the avoidance of doubt, the Governance Committee shall consist of two MOU Point Persons from each of Jefferies and SMBC Group.

3.2	Role of Governance Committee.

3.2.1	On or around each anniversary of the date hereof, this MOU and the performance of the Parties hereunder will be reviewed by the Governance Committee.

3.2.2	The Governance Committee shall from time to time review whether each Party has a proper incentive scheme to provide motivation for its employees to direct and refer business to the Alliance.

3.2.3	The Parties shall continuously discuss and use reasonable best efforts to further strengthen the Alliance, including in respect of capital and business alliances, to the extent in accordance with Law.

3.3	Point Persons.

3.3.1	The following persons will be the key contact persons at each of the Parties in respect of any potential matter falling within the scope of this MOU (each, as applicable, an “MOU Point Person”).

(i)	For Jefferies, the individuals set out below:

[REDACTED] Email: [REDACTED]@Jefferies.com Telephone: [REDACTED]

[REDACTED] Email: [REDACTED]@Jefferies.com Telephone: [REDACTED]

(ii)	For SMBC Group, the individuals set out below:

[REDACTED], Chief Executive Officer of the Americas division Email: [REDACTED]@smbcgroup.com Telephone: [REDACTED]

[REDACTED], Deputy President, SMBC Nikko Securities Inc. Email: [REDACTED]@smbcnikko.co.jp Telephone: [REDACTED]

together with such other person(s) as may be notified by any Party to the other Party in writing (including e-mail) from time to time (it being understood and agreed that any such additional person designated by a Party as a MOU Point Person in excess of the two MOU Point Persons serving on the Governance Committee for such Party shall be so designated for notice purposes only).

3.3.2	Any Party may replace or remove any of the MOU Point Persons designated by such Party by written notice to the other Party.

4.	Representations, Warranties and Undertakings

4.1
Each Party represents, warrants and undertakes to the other Party as set out in Schedule A, and the Parties acknowledge that each Party entered into this MOU in reliance upon the accuracy of the representations, warranties and undertakings given by the other Party on Schedule A.

4.2
Except as expressly otherwise provided herein, each of the representations, warranties and undertakings shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule A or by anything in this MOU.

5.	Non-Solicitation of Employees

5.1
For a period starting on the date hereof and ending on that date that is two years from the effective date of the termination of this MOU, no Party (and no representative or affiliate acting on behalf of a Party) will, without the prior written consent of the other Party (the individual being solicited is not authorized to provide such consent, even if such individual is authorized to provide consent hereunder for such Party on other matters covered herein)

or except as otherwise expressly contemplated hereby, directly or indirectly, solicit or hire for employment any person or employee of the other Party or its affiliates that such Party became aware of or received information about in the course of performing this MOU or with whom such Party met (whether in person or telephonically) in the performance of the Alliance; provided, however, that (a) general advertisements and other similar broad forms of solicitation not specifically targeted at employees of the other Party or its affiliates shall not constitute direct or indirect solicitation hereunder (and no hiring resulting therefrom shall be prohibited) and (b) the foregoing shall not restrict any solicitation or hiring of any employee of the other Party or its affiliates who (x) was terminated by the other Party or its affiliates or (y) otherwise ceased to be employed by the other Party or its affiliates at least three months prior to any solicitation or hiring discussions prohibited by this Clause 5.

6.	Confidentiality:

6.1
Each Party shall (and each Party shall cause its respective affiliates and its and their employees and representatives to) keep confidential and not disclose, without the prior written consent of the other Party, any Confidential Information to any person, subject to Clause 6.2. “Confidential Information” means information regarding (a) all details of the Alliance, including facts underlying the Alliance, (b) the transactions contemplated by this MOU and (c) prospective clients and client information; provided, however, that, in respect of a specific Party, Confidential Information shall not include any information that (i) was known by such Party or its affiliates on a non-confidential basis prior to the date hereof, (ii) is or becomes generally available to the public, other than as a result of a disclosure in violation of this Clause 6 by such Party or its affiliates, (iii) is or was independently generated by such Party or its affiliates without the use of Confidential Information or (iv) is or becomes available or known to such Party or its affiliates from a source (other than the other Party or its affiliates) that, to such Party’s knowledge, is not bound by a confidentiality agreement or other obligation of confidentiality with respect to such information.

6.2
Notwithstanding Clause 6.1, a Party may disclose Confidential Information (a) to its affiliates and its and their employees and representatives that it reasonably determines need to know such information; provided that the disclosing Party shall (i) impose upon its affiliates and its and their employees and representatives to whom Confidential Information is disclosed confidentiality obligations at least as protective as the confidentiality obligations hereunder with respect to any such disclosed Confidential Information, and (ii) remain primarily liable hereunder with respect to any information leakage or other breach of confidentiality by such persons, (b) to any professional advisers of the disclosing Party or its affiliates who are bound to the disclosing Party or its affiliates by confidentiality obligations pursuant to Laws, contract or otherwise, in each case, that are at least as protective as the confidentiality obligations hereunder, with respect to any such Confidential Information disclosed, (c) as required by any Law or subpoena or legal process or to any regulatory or governmental authority or body; provided that the disclosing person notifies the other Party as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory or governmental authority or body) unless such notification is prohibited by Law, or (d) to any bank or financial regulatory or governmental authority or body of competent jurisdiction (including the Board of Governors of the Federal Reserve System or the Financial Services Agency of Japan) with jurisdiction over such Party or any of its affiliates (for purposes of the Bank Holding Company Act of 1956, as amended), which such disclosure is reasonably necessary to respond to a request or requirement of (including in connection with any audit or examination of or filing with) such bank or financial regulatory or governmental authority or body and, accordingly, the obligations of confidentiality and non-disclosure set out herein shall not apply to any such disclosure; provided that, promptly following such disclosure, subject to Law and the directions and instructions of the applicable bank or financial regulatory or governmental authority or body, the applicable Party shall provide notice to the other Party of any such disclosure in response to such a request or requirement that specifically targets the other Party, this MOU or the Alliance.

6.3
No Party shall disclose to any other Party any information (whether Confidential Information or not) that it is prohibited to disclose to such other Party due to any confidentiality, fiduciary or other obligation to an existing, past or prospective client; provided that such Party shall use reasonable best efforts to obtain consent from such existing, past or prospective client to disclose such information to the other Parties if disclosure would be necessary or desirable to facilitate the actions, collaborations and transactions contemplated by the Alliance.

6.4
Notwithstanding anything to the contrary in this MOU, this Clause 6 and the confidentiality obligations set forth herein shall survive any termination of this MOU, and remain in full force and effect, until the date that is two years following the termination date of this MOU.

7.	Information Sharing

7.1
As soon as reasonably practicable, the Parties shall develop in good faith a framework governing the sharing and disclosure of information amongst the Parties (including customer and client information), solely for the purposes of effectuating and facilitating the Alliance, including those activities enumerated in Clause 1.2 and otherwise described in this MOU and in compliance with applicable Laws.

8.	Performance Obligations

8.1
Upon the terms and subject to the conditions set forth in this MOU, Jefferies shall use reasonable best efforts to (a) proactively market its services to, and solicit business from (including via joint pitches of the Parties to Joint Coverage Clients), Joint Coverage Clients in respect of the M&A Target Business and the Equity Target Business (as such terms are agreed among the Parties), and (b) cooperate with SMBC Group in connection with the matters contemplated by the foregoing clause (a).

8.2
Upon the terms and subject to the conditions set forth in this MOU, Jefferies shall use reasonable best efforts to (a) introduce, refer and direct to SMBC-Nikko America and the U.S. branches of Sumitomo Mitsui Banking Corporation (collectively, “U.S. SMBC/Nikko”) opportunities for potential business and engagements in the DCM Target Business (as such term is agreed among the Parties) of which Jefferies may become aware,

(b) market U.S. SMBC/Nikko’s services in respect of the DCM Target Business to Jefferies’ clients (including introducing SMBC and SMBC-Nikko America to such clients) and (c) cooperate with SMBC Group in connection with the matters contemplated by the foregoing clauses (a) and (b).

8.3
Upon the terms and subject to the conditions set forth in this MOU, U.S. SMBC/Nikko shall use reasonable best efforts to (a) proactively market its services to, and solicit business from (including via joint pitches of the Parties to Joint Coverage Clients), Joint Coverage Clients in respect of the DCM Target Business and (b) cooperate with Jefferies in connection with the matters contemplated by the foregoing clause (a).

8.4
Upon the terms and subject to the conditions set forth in this MOU, U.S. SMBC/Nikko shall use reasonable best efforts to (a) introduce, refer and direct to Jefferies opportunities for potential business and engagements in the M&A Target Business and Equity Target Business of which U.S. SMBC/Nikko may become aware, (b) market Jefferies’ services in respect of the M&A Target Business and Equity Target Business to U.S. SMBC/Nikko’s clients (including introducing Jefferies to such clients) and (c) cooperate with Jefferies in connection with the matters contemplated by the foregoing clause (a) and (b).

9.	Indemnification

9.1
Jefferies shall indemnify and hold harmless each of SMBC Group, its affiliates, and its and their respective Representatives (collectively, the “SMBC Indemnitees”) from and against, and shall promptly pay and reimburse the SMBC Indemnitees, any and all Losses incurred or sustained by any SMBC Indemnitees based on, arising out of, with respect to or by reason of any claim, dispute, action, suit, litigation, arbitration or other proceeding (each, an “Action”) by any third party based on, arising out of, with respect to or by reason of Jefferies’ or its affiliates’ (a) material breach of this MOU or (b) fraud, gross negligence or willful misconduct, in each case for clause (a) and (b), as determined by a court or arbitrator of competent jurisdiction in a final and non-appealable judgment or determination.

9.2
SMBC Group shall indemnify and hold harmless each of Jefferies, its affiliates, and its and their respective Representatives (collectively, “Jefferies Indemnitees”) from and against, and shall promptly pay and reimburse the Jefferies Indemnitees, any and all Losses incurred or sustained by any Jefferies Indemnitees based on, arising out of, with respect to or by reason of any Action by any third party based on, arising out of, with respect to or by reason of SMBC Group’s or its affiliates’ (a) material breach of this MOU or (b) fraud, gross negligence or willful misconduct, in each case for clause (a) and (b), as determined by a court or arbitrator of competent jurisdiction in a final and non-appealable judgment or determination.  Each of SMBC Group and Jefferies is an “Indemnitee Party.”

9.3
With respect to any indemnifiable Action by a third party, the Indemnitee Party shall provide the Party providing indemnification or from whom indemnification is sought (the “Indemnifying Party”) with prompt written notice concerning the existence of such indemnifiable Action, which notice shall include a description in reasonable detail of (a) the basis for, and nature of, such Action, including the facts constituting the basis for such Action, (b) the estimated amount of the Losses that have been or may be sustained by the Indemnitee Party in connection with such Action (which estimated amount shall not be conclusive of the final amount of such Losses) or a statement that the amount of Losses is not reasonably ascertainable and (c) reasonable supporting documentation to the extent available; provided that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the rights of the Indemnifying Party in respect of such indemnifiable Action have been actually prejudiced as a result of such failure.  The Indemnifying Party shall have the right to assume and control the defense and settlement of such Action by giving written notice to the Indemnitee Party within thirty (30) days after receipt of written notice of the applicable Action from the Indemnitee Party, subject to the Indemnifying Party agreeing, in a written instrument and in advance of the Indemnifying Party assuming the defense of such Action on behalf of the Indemnitee Party, that the Indemnifying Party is obligated to indemnify the Indemnitee Party for such Action and the Losses arising therefrom; provided that the Indemnitee Party shall have the right to control the defense and settlement of any Action (i) that alleges, or seeks a finding or admission of, a violation of Law by any such indemnifiable Indemnitee Party, (ii) in which the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of any Indemnitee Party (or other non-monetary relief) is sought against any Indemnitee Party, (iii) an adverse outcome of which would, or would reasonably be expected to, materially and adversely affect the ongoing business of any Indemnitee Party, (iv) brought by, or on behalf of, any regulatory or governmental authority or body having jurisdiction over any Indemnitee Party or (v) if, after the Indemnifying Party assumes the defense of such Action, the Indemnifying Party has failed to diligently defend such Action; provided, further, that, whether or not the Indemnitee Party undertakes to control the defense and settlement of an indemnifiable Action, the Indemnitee Party shall not settle, compromise or offer to settle or compromise any such Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Indemnitee Party irrevocably waives its right to indemnification hereunder in respect of such Action.

9.4
Notwithstanding anything herein to the contrary, the Indemnitee Party (or, in the case the Indemnitee Party has the right to control the defense and settlement of an Action pursuant to the proviso in Clause 9.3, the Indemnifying Party (the Party having such right to control, the “Controlling Party”, and the other Party, the “Non-Controlling Party”)) may participate, at its own expense, in any defense and settlement, directly or through counsel of its choice, subject to the Controlling Party’s right to control the defense and settlement thereof.  The fees and disbursements of such counsel shall be at the expense of the Non-Controlling Party; provided that if (i) there exists a conflict of interest between the Controlling Party and the Non-Controlling Party and (ii) the Controlling Party is the Indemnifying Party, then the Controlling Party shall be liable for the reasonable fees and expenses of counsel to Non-Controlling Party in each jurisdiction for which the Non-Controlling Party determines separate counsel is required.  Each of the Indemnifying Party and the Indemnitee Party shall reasonably cooperate with each other in connection with the defense of any indemnifiable Action, including by retaining and providing to the Controlling Party such defense records and information that are reasonably relevant to such Action and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder, it being understood that the reasonable and documented out-of-pocket fees and expenses of the Non-Controlling

Party (if it is the Indemnitee Party) relating thereto shall be considered Losses attributable to the associated Action; provided that no Party (nor any of their affiliates or its or their respective Representatives) shall be required to furnish any such information to the other Party that would (in the reasonable judgment of such Party upon advice of counsel) be reasonably likely to (x) waive or jeopardize any legal privileges, including the attorney-client privilege, held by such Party or any of its affiliates, (y) breach any duty of confidentiality owed to any third party (whether such duty arises contractually, statutorily or otherwise) or any agreement with any third party or (z) violate any applicable Law (provided, further, however, that such Party shall (and shall cause its affiliates to) use reasonable best efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable disclosure to the other Party (or its Representatives) to occur without waiving or jeopardizing such legal privilege, breaching any such duty of confidentiality or other agreement or violating applicable Law, including using reasonable best efforts to obtain any required consents). The Controlling Party shall keep the Non-Controlling Party reasonably advised of the status of such Action and the defense thereof, shall provide to the Non-Controlling Party a reasonable period to review and comment upon drafts of any documentation relating to court submissions or any such settlement that the Controlling Party proposes to file or enter into in respect of such Action and shall consider in good faith any recommendations made by the Non-Controlling Party with respect thereto.

9.5
If the Indemnifying Party undertakes to control the defense and settlement of an indemnifiable Action, the Indemnifying Party shall not settle, compromise or offer to settle or compromise any such indemnifiable Action without the prior written consent of the Indemnitee Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent may be withheld in the sole discretion of the Indemnitee Party if such settlement (a) does not include from the claimant an unqualified release of the Indemnitee Parties from any and all liability, obligation and damage in respect of such indemnifiable Action, (b) does not provide solely for the payment of money, which shall be paid directly by (or reimbursed to the Indemnitee Party from) the Indemnifying Party, or (c) includes any admission of any liability, fault or wrongdoing (including any violation or breach of Law) by any Indemnitee Party.

9.6
Where one and the same set of facts, circumstances or events qualifies under more than one provision entitling an Indemnitee Party to a claim or remedy of indemnification under Clause 9, such Indemnitee Party shall not be entitled to duplicative recovery of Losses arising out of such facts, circumstances or events.  Notwithstanding anything herein to the contrary, in no event shall any Indemnitee Party be entitled to indemnification pursuant to this Clause 9 to the extent any Losses were attributable to such Indemnitee Party’s own breach of this MOU or fraud, gross negligence or willful misconduct, in all cases, as determined by a court or arbitrator of competent jurisdiction in a final and non-appealable judgment or determination.

9.7
Each Party shall use reasonable best efforts to take actions within its control to mitigate any Loss upon and after obtaining knowledge of any event, set of facts, circumstance or occurrence that would reasonably be expected to give rise to any Loss that would reasonably be expected to give rise to an indemnity obligation pursuant to this Clause 9.

9.8
For the purposes of this Clause 9: “Representatives” means the applicable person’s directors, officers, principals, partners, managers, members and employees; and “Losses” means any and all losses, damages, payments, awards, penalties, judgments, settlements, fines, costs and expenses (including reasonable and documented out-of-pocket fees and expenses of attorneys and accountants) actually suffered or incurred; provided that “Losses” shall not include (a) consequential, punitive, special or exemplary damages, regardless of form of action, whether in contract, tort, strict liability or otherwise or (b) lost profits, opportunity costs, damages to business reputation, diminution in value or damages based upon a multiple of earnings, revenues or similar financial measure, in each case, except to the extent actually paid to a third party.

10.	Termination:

10.1	Termination by Mutual Agreement; Termination At Will. Notwithstanding any other provisions of this MOU, and subject to satisfying any ongoing regulatory obligations:

(i)
the Governance Committee may terminate this MOU (or any or all of the schedules to any implementation plan to be agreed among the Parties) at any time by unanimous consent of all the members of the Governance Committee; and

	(ii)	this MOU may be terminated in whole (but not in part) by a Party upon 6 months’ prior written notice to the other Parties.

10.2	Termination by Termination Event.

Subject to satisfying any ongoing regulatory obligations, the non-defaulting Party (or, in the case of subclause (v) below, any Party) may also terminate this MOU in whole (but not in part) by the delivery of a written notice of termination (including pursuant to Clause 10.1(ii), a “Termination Notice”) to the other Parties upon the non-defaulting Party becoming aware (or, in the case of subclause (viii) below, following the determination of the Governance Committee) of the occurrence of any event as set out below (each such event, a “Termination Event”):

	(i)	if the other Party has materially breached any of the terms of this MOU and such breach shall continue unremedied for a period of thirty (30) days;

	(ii)	if any of the representations or warranties of the other Party, as set forth in Schedule A, were not true (other than de minimis inaccuracies) as of the date hereof;

	(iii)	if the other Party fails to comply with any Law which would prevent or hinder its performance under this MOU in any material respect;

	(iv)	if the other Party becomes insolvent or bankrupt or become the subject of any insolvency, bankruptcy or administration proceedings (under any Law); or

	(v)	if a Party is required by any Law, court or applicable stock exchange or required or requested by any governmental or regulatory authority or body to terminate this MOU (or any portion hereof);

(vi)
if the other Party shall cease to maintain for a period of thirty (30) days in full force and effect any licenses and/or qualifications as are necessary to provide the services contemplated hereby to clients in respect of (A) the M&A Collaboration or the Equity Business Collaboration (in the case of Jefferies), (B) the DCM Collaboration (in the case of SMBC Group) or (C) the Global M&A Collaboration and the Sub-IG Collaboration;

(vii)
if the other Party ceases to conduct (or ceases to have the necessary personnel and assets to conduct) all or a material portion of its business necessary to provide the services contemplated hereby to clients in respect of (A) the M&A Collaboration or the Equity Business Collaboration (in the case of Jefferies), (B) the DCM Collaboration (in the case of SMBC Group) or (C) the Global M&A Collaboration and the Sub-IG Collaboration; or

(viii)
if any event occurs in relation to the other Party that is determined by a majority of the Governance Committee to be likely to damage the reputation of such other Party and such damage is so determined by the Governance Committee to be likely to adversely affect the ability of such other Party to perform its obligations under the terms of this MOU or cause damage to the reputation of the non-defaulting Party.

10.3	Termination Notice.

(i)
The Termination Notice shall be delivered in accordance with Clause 15 and, other than for termination pursuant to Clause 10.1(ii), shall state the reasons for termination by referring to the appropriate provision of this MOU.

(ii)
This MOU shall be deemed to be terminated (a) thirty (30) days from the date of the Termination Notice after the occurrence of a Termination Event (except for a Termination Notice delivered under Clause 10.1(ii), Clause 10.2(v) or Clause 10.2(viii)), unless otherwise extended in writing by the non-defaulting Party; (b) in the case of a Termination Notice delivered under Clause 10.2(v), as required by such order from the court or the relevant stock exchange or any other competent regulatory or governmental authority or body, or in the reasonable opinion of counsel to comply with Law; (c) in the case of Clause 10.2(viii), such termination shall be effective immediately; (d) in the case of Clause 10.1(ii), at the time period specified in Clause 10.1(ii); or (e) at the end of such period as provided otherwise in this MOU.

10.4
In the event of termination, all fees and commission split agreements and obligations will be terminated; provided that, to the extent permitted by Law, the fees and expenses sharing in respect of any M&A transaction ongoing as at the date of such termination shall (i) survive termination of this MOU until such time as such M&A transaction is completed and (ii) be paid to the Parties in accordance with this MOU as if it had not been terminated.

10.5
For the avoidance of doubt, unless otherwise agreed by the Parties, the termination of the entire MOU will also terminate any guidelines and other arrangements expressly made a part hereof in accordance with the same terms.

11.	No Partnership or Agency

11.1
It is expressly agreed that, unless otherwise agreed by the Parties, nothing in this MOU shall operate so as to constitute any (a) employee, agent, or representative of one Party being the employee, agent, or representative of the other Party, (b) Party as the partner of the other Party, or (c) affiliate relationship between the Parties.

11.2
No Party shall represent that it has the power or authority to commit to any agreement or obligation on behalf of the other Party (or its affiliates) or to bind the other Party (or its affiliates) in any way.

12.	Announcement

12.1
No Party shall release any public announcement or dispatch any public announcement or circular relating to this MOU, unless the form and content of such announcement or circular have been agreed in writing (email being sufficient) in advance between the Parties. Prior to making any public announcement relating to this MOU, each Party shall make a mutually agreed upon disclosure to its respective FINRA risk coordinator regarding the terms of this MOU.

12.2
Following such disclosure, it is the intention of the Parties to make mutually agreed upon public announcements of the Alliance following the execution of this MOU and from time to time to market the collaboration efforts of the Parties under this MOU with mutually agreed upon materials.

12.3
Nothing in this Clause 12 shall prohibit any Party from making any announcement or disclosure or dispatching any circular as required by Law or requested or required by any governmental or regulatory authority or body (including any stock exchange), in which case, to the extent permitted by Law and practicable under the circumstances, such announcement shall only be released or the circular dispatched after consultation with the other Party and after taking into account the reasonable requests of the other Party as to the content of such announcement or circular.

13.	Assignment

13.1
No Party may assign any of its respective rights or obligations under this MOU or any agreement entered into pursuant to the terms of this MOU in whole or in part without the prior written consent of the other Party; provided that a Party may assign its rights or obligations under this MOU to its wholly owned affiliates as long as the applicable Party remains primarily liable for all obligations (including the payment of any fees) hereunder.

14.	Entire Agreement

14.1
The Schedule hereto shall be deemed to be incorporated into and made part of this MOU. This MOU, including the Schedule hereto and any guidelines and other arrangements expressly made a part hereof, and the other Transaction Documents (as defined in that certain Exchange Agreement, dated as of the date hereof, by and between Jefferies and SMBC) represents the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes any previous agreement, arrangement or understanding between the Parties with respect to such subject matter, including the 2021 MOU (other than the Healthcare Term Sheets and as otherwise agreed among the Parties), and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing. Notwithstanding the foregoing, while the Parties shall be legally bound to the terms set forth herein, the Parties understand and agree that certain details regarding the Alliance may not be fully set forth herein or therein and may have to be negotiated and agreed upon subsequent to the date hereof. In such event, the Parties shall in good faith negotiate any such details as may be required or desirable to carry out the Alliance while otherwise complying with the agreed-upon terms set forth herein.

15.	Notice

15.1
A notice under or in connection with this MOU shall be (i) in writing (including e-mail) and in English; and (ii) delivered personally, sent by fax, by courier or by e-mail to the Party due to receive the notice at the fax number, address or e-mail address referred to below, or such other fax number, address or e-mail address as a Party may specify by notice in writing (including e-mail) to the other Party received before the notice was dispatched.

15.2	A notice shall be sent to the addresses, fax numbers or e-mail addresses and for the attention of those persons set out below:

In case of Jefferies:

to:

Address: 520 Madison Avenue, New York, NY 10022 Fax: +1 212-284-1701 E-mail address: [REDACTED]@Jefferies.com Attention: [REDACTED]

and with a copy to:

E-mail address: [REDACTED]@Jefferies.com Attention: [REDACTED]

In case of SMBC:

to:

Address: 277 Park Avenue, New York, NY 10172 E-mail address: [REDACTED]@smbcgroup.com Attention: [REDACTED]

and with a copy to:

E-mail address: [REDACTED]@smbcgroup.com Attention: [REDACTED]

In case of SMFG:

to:

Address: 277 Park Avenue, New York, NY 10172 E-mail address: [REDACTED]@smbcgroup.com Attention: [REDACTED]

and with a copy to:

E-mail address: [REDACTED]@smbcgroup.com Attention: [REDACTED]

In case of SMBC-Nikko:

to:

Address: 3-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8325 E-mail address: [REDACTED]@smbcnikko.co.jp Attention: [REDACTED]

and with a copy to:

E-mail address: [REDACTED]@smbcnikko.co.jp Attention: [REDACTED]

15.3
Unless there is evidence that it was received earlier, a notice is deemed given if (i) delivered personally, when left at the address referred to above; (ii) sent by courier, two business days after posting it; (iii) sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine; or (iv) sent by e-mail, upon receipt (at such time receipt occurs for the recipient).

16.	Governing Law; Jurisdiction; Waiver of Jury Trial:

16.1
This MOU shall be governed by and construed in accordance with the laws of the State New York, USA, without giving effect to principles of conflicts of law thereunder (other than Section 5-1401 of the General Obligations Law).

16.2
With respect to any disputes, claims, suits, actions, litigations or other proceedings, whether at law or in equity, whether in contract or in tort or otherwise, arising from or relating to this MOU, the performance thereunder or the Alliance (“Proceedings”), each Party irrevocably (i) agrees that the Supreme Court of the State of New York, County of New York located in the Borough of Manhattan, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), has exclusive jurisdiction to hear and determine any Proceedings, (ii) submits to the jurisdiction of such courts, (iii) waives any objection that it may have at any time to the bringing of any Proceedings in any such court, (iv) not to bring or permit any of their affiliates to bring any such legal action in any other court and (v) agrees not to claim that such Proceedings have been brought in an inconvenient forum or that such court does not have jurisdiction over such Party.

16.3
EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING. EACH PARTY AGREES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IF THERE IS ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATES IN THIS CLAUSE 16.3.

16.4
EXCEPT AS SET FORTH IN CLAUSE 9, NO CLAIM SHALL BE MADE BY ANY PARTY HERETO, OR ANY OF SUCH PARTY’S SUBSIDIARIES, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS SUBSIDIARIES, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS MOU OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION WITH THE ALLIANCE OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

17.	Interpretation:

17.1
Without limiting any other obligation of a Party under this MOU, the Parties acknowledge and agree that they will act reasonably and in good faith in performing their obligations and exercising their rights under this MOU and in negotiation of any of the matters to be agreed to give effect to this MOU.

17.2
When a reference is made in this MOU to a Clause, Appendix or Schedule, such reference shall be to a Clause of, or an Appendix or Schedule to, this MOU unless otherwise indicated. The headings contained in this MOU are for reference purposes only and shall not affect in any way the meaning or interpretation of this MOU. Wherever the word “include,” “includes,” or “including” is used in this MOU, it shall be deemed to be followed by the words “without limitation.”

17.3
The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this MOU, shall refer to this MOU as a whole and not to any particular provision of this MOU. The words “date hereof” when used in this MOU shall refer to the date of this MOU. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

17.4
All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this MOU shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this MOU are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute includes all rules and regulations promulgated thereunder. References to a person are also to its permitted assigns and successors.

17.5
The Parties have participated jointly in the negotiation and drafting of this MOU and, in the event an ambiguity or question of intent or interpretation arises, this MOU shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provision of this MOU.

18.	Severability

18.1
Any term, condition or provision of this MOU that is declared by a court of competent jurisdiction to be illegal, void, prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions of this MOU and as to such jurisdiction the Parties shall negotiate in good faith to replace such term, condition or provision with a mutually acceptable provision. Any such illegality, voidness, prohibition or unenforceability in any jurisdiction shall not invalidate or render illegal, void or unenforceable any such term condition or provision in any other jurisdiction.

19.	Counterparts

19.1	This MOU may be executed in any number of counterparts (including by electronic transmission), and this has the same effect as if the signatures on the counterparts were on a single copy of this MOU.

20.	Definitions

20.1
For the purpose of this MOU, “affiliate,” in respect of any person, means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person, where “control” means (a) the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint or remove all or such of the members of the board or other governing body of a person as are able to cast the majority of the votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that person; or (b) the holding or possession of the beneficial interest in or the ability to exercise the voting rights applicable to shares or other securities in any person (whether directly or indirectly) which confer in aggregate on the holders thereof 50% or more of the total voting rights exercisable at general meetings of that person on all, or substantially all, matters.

20.2
For the purpose of this MOU, “person” means any natural person, firm, partnership, association, corporation, company, limited liability company, joint venture, trust, business trust, governmental entity or other entity.

21.	CSI

21.1
Notwithstanding anything herein to the contrary, nothing herein shall require any person to (or to cause or direct any other person to) disclose or share any confidential supervisory information the disclosure or sharing of which is prohibited by Law; provided that appropriate modified or substitute disclosures or actions shall be made or taken to the extent permitted by Law.

[Signature Pages Follow]

IN WITNESS HEREOF, the Parties have executed this MOU as of the date written above.

JEFFERIES FINANCIAL GROUP INC.

By:	/s/ Michael J. Sharp
	Name:	Michael J. Sharp
	Title:	Executive Vice President and General Counsel

JEFFERIES FINANCE LLC

By:	/s/ Thomas G. Brady
	Name:	Thomas G. Brady
	Title:	President

[Signature Page to Memorandum of Understanding]

SUMITOMO MITSUI FINANCIAL GROUP, INC.

By:	/s/ Keiichiro Nakamura
	Name:	Keiichiro Nakamura
	Title:	Senior Managing Executive Officer Co-Head of Global Business Unit

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Keiichiro Nakamura
	Name:	Keiichiro Nakamura
	Title:	Senior Managing Executive Officer Co-Head of Global Banking Unit

SMBC NIKKO SECURITIES INC.

By:	/s/ Toshihiko Umetani
	Name:	Toshihiko Umetani
	Title:	Deputy President Executive Officer

SMBC NIKKO SECURITIES AMERICA, INC.

By:	/s/ Scott A. Ashby
	Name:	Scott A. Ashby
	Title:	President

[Signature Page to Memorandum of Understanding]

SCHEDULE A

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

Each Party represents, warrants and undertakes to the other Party, as of the date hereof, that:

(i)	it is duly incorporated, duly organized and validly existing under the Laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date hereof;

(ii)
it has corporate power and authority to enter into and perform this MOU and any agreement entered into pursuant to the terms of this MOU and the provisions of this MOU constitute valid and binding obligations on it and are enforceable against it, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(iii)
the execution and delivery by it and the performance by it of its obligations under this MOU and any agreement entered into pursuant to the terms of this MOU will not result in (a) a breach of or conflict with any provision of its constitutional documents; (b) a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or (c) a breach of any Laws, in each case, in any material respect;

(iv)
it has obtained and will maintain in full force and effect all consents, licenses, approvals, qualifications or authorizations as may be required from time to time in connection with its execution and performance of this MOU and any agreement entered into pursuant to the terms of this MOU, in each case, that are material to the conduct of its business and will conduct all transactions pursuant to this MOU through its affiliates with all such appropriate consents, licenses, approvals, or authorizations in the relevant jurisdiction to engage in the particular action or transaction;

(v)	it shall use appropriately licensed entities and employees for the purpose of engaging in the transactions under this MOU;

(vi)
it shall use reasonable best efforts to ensure that all actions taken by it and/or its employees for the purposes of this MOU shall comply in all material respects with Laws as well as all applicable guidelines and restrictions whether imposed by Law or by regulatory authorities (including in relation to the distribution or production of any research materials, reports or analysis), to which it is subject from time to time;

(vii)
it shall use reasonable best efforts to ensure that any reference to either of the Parties’ names or logos in any release, communication or other material is (i) subject to that Party’s prior written approval, which may be given or withheld in its reasonable discretion, or (ii) in compliance with this MOU;

(viii)	it is incumbent on each of the Parties to ensure that all regulatory requirements applicable to that Party are met in each relevant jurisdiction in relation to the collaboration envisaged

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under this MOU and each transaction contemplated hereunder, with such measures as are required to meet any such regulatory requirements to be taken at such time as is appropriate on a case-by-case basis;

(ix)
it shall take all appropriate steps to obtain client consent to the collaboration envisaged by this MOU. Specifically, notwithstanding Clause 6 or 12, each of the Parties acknowledges and agrees that the other Party may disclose in writing (including e-mail) (whether in the client engagement letter or otherwise) the material terms of this MOU to any client or potential client covered by this MOU, which disclosure may include, among others that may be mutually agreed by the Parties, the details of any agreement between the Parties to share any commissions or fees received from such client, which disclosure will be acknowledged in writing (including e-mail) by the client; provided that reasonably in advance of any such disclosure the disclosing Party shall provide the other Party with the proposed contents thereof for review/comment, and the Parties shall consult and agree on such contents (such agreement not to be unreasonably withheld, conditioned, or delayed) prior to such disclosure being made;

(x)
it did not and will not, and shall cause its employees, agents and representatives not to, (i) use any funds for contributions, gifts, entertainment or other payments relating to political activity, (ii) make any payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, (iii) make any bribe, rebate, payoff, influence payment, kickback or other payment to any foreign or domestic government official or employee or (iv) make any other similar payment, to the extent prohibited by Laws;

(xi)	it has in place reasonably designed policies and procedures for managing conflicts of interests;

(xii)	it agrees to cooperate with all reasonable requests of the other Party to enable the Parties to comply with the obligations under any applicable guidelines on personal data protection and Laws; and

(xiii)	it shall, and shall ensure that its employees, act with due care, diligence, utmost good faith, honesty and integrity in the performance of its obligations under this MOU.

No Party shall have any liability to any other Party in respect of any liability which such other
Party may incur in respect of a transaction or client referred by any other Party.

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